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                     March 10, 2021

       Michael A. Mathias
       Executive Vice President and Chief Financial Officer
       American Eagle Outfitters, Inc.
       77 Hot Metal Street
       Pittsburgh, PA 15203-2329

                                                        Re: American Eagle
Outfitters Inc.
                                                            Form 10-K for the
Year Ended February 1, 2020
                                                            Filed March 12,
2020
                                                            File No. 001-33338

       Dear Mr. Mathias:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services